Exhibit 10.37

CONFIRMATION OF GUARANTY

and

AMENDMENT NO. 3

Dated as of December 12, 2008

to

AMENDED AND RESTATED GUARANTEE AGREEMENT

Dated as of August 23, 2007

          THIS CONFIRMATION OF GUARANTY and AMENDMENT NO. 3 (the Confirmation and Amendment) is made as of December 12, 2008 by and between Photronics, Inc. (the Guarantor) and JPMorgan Chase Bank (China) Company Limited, Shanghai Branch, as Administrative Agent (for and on behalf of itself and the Majority Lenders under the Restated Credit Agreement) (the Administrative Agent), under that certain Amended and Restated Guarantee Agreement dated as of August 23, 2007 by and between the Guarantor and the Administrative Agent (for and on behalf of itself and the other Finance Parties from time to time party to the Restated Credit Agreement) (as amended by that certain Amendment No. 1 thereto, dated as of April 25, 2008, and that certain Amendment No. 2 thereto, dated as of October 31, 2008, and as may be further amended, supplemented or otherwise modified from time to time, the Guarantee Agreement). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Guarantee Agreement.

          WHEREAS, the Guarantor has requested that the Administrative Agent and the Majority Lenders agree to certain amendments to the Guarantee Agreement;

          WHEREAS, the Guarantor, the Administrative Agent and the Majority Lenders have agreed to such amendments on the terms and conditions set forth herein;

          WHEREAS, concurrently with the amendments to the Guarantee Agreement pursuant to this Confirmation and Amendment, Photronics Imagining Technologies (Shanghai) Co., Ltd., borrower under the Restated Credit Agreement (the Borrower), and the Finance Parties have agreed to amend the Restated Credit Agreement pursuant to an Amendment Agreement dated as of the date hereof (the Amendment to Credit Agreement);

          WHEREAS, it is a condition precedent to the execution and delivery of the Amendment to Credit Agreement by the Finance Parties that the Guarantor consents to the amendments to the Restated Credit Agreement as set forth therein and confirms its guaranty, and the Guarantor is willing to grant such consent and confirmation;

          NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor and the Administrative Agent (for and on behalf of itself and the Majority Lenders under the Restated Credit Agreement) have agreed to enter into this Confirmation and Amendment.

          1. Amendments to Guarantee Agreement. Effective as of the date of satisfaction of the conditions precedent set forth in Section 2 below, the Guarantee Agreement is hereby amended as follows:

          (a) Section 1.1 of the Guarantee Agreement is amended to add the following definitions thereto and, where applicable, to replace the corresponding previously existing definitions:

     Capital Expenditures means, without duplication, any cash expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Guarantor and its Subsidiaries prepared in accordance with GAAP.

     Chinese Bridge Facility means the RMB22,500,000 short-term credit facility by and among Photronics Imaging Technologies (Shanghai) Co., Ltd. and JPMorgan Chase Bank, N.A., Shanghai Branch, as lender.

     Chinese Facility Sale means any sale of the Guarantor’s direct or indirect Equity Interests in the Company or all or a portion of the assets of the Company.

     Collateral means all Pledged Equity, all “Collateral” as defined in the Security Agreement and all other property pledged in favor of the Collateral Agent, on behalf of itself and the Holders of Secured Obligations, pursuant to the Mortgages and any other Collateral Document from time to time.

     Collateral Documents means, collectively, the Security Agreement, the Pledge Agreements, the Mortgages and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, evidence or perfect Liens to secure the Secured Obligations.

     Consolidated Fixed Charges means, with reference to any period, without duplication, interest payments in cash and scheduled principal payments on Indebtedness made in cash during such period, plus Taxes paid in cash, all calculated for the Guarantor and its Subsidiaries on a consolidated basis.

     First Tier Foreign Subsidiary means each Material Subsidiary which is a Foreign Subsidiary and with respect to which any one or more of the Guarantor and its Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary’s Equity Interests.

     Fixed Charge Coverage Ratio has the meaning assigned to such term in Section 7.11(d).

     Manchester Facility means the real property and buildings owned by the Guarantor or any Subsidiary located in Manchester, England.

     Mortgage means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Holders of Secured Obligations, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto, each in form and substance reasonably acceptable to the Collateral Agent and the Guarantor.

     Mortgage Instruments means such title reports, title insurance, flood certifications and flood insurance, opinions of counsel, surveys, appraisals and environmental reports and other similar information and related certifications as are reasonably requested by, and in form and substance reasonably acceptable to, the Collateral Agent from time to time.

     Net Proceeds means, with respect to any event, (a) the cash proceeds actually received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title policy premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required payments of other obligations relating to the applicable event on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established against any adjustment to the sale price or to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

     Pledge Subsidiary means (i) each Domestic Subsidiary and (ii) each First Tier Foreign Subsidiary that is a Material Subsidiary.

     Pledged Equity means all pledged Equity Interests in or upon which a security interest or Lien is from time to time granted to the Collateral Agent, for the benefit of the Holders of Secured Obligations, under the Pledge Agreements.

     PRC Collateral Documents means the mortgages, security agreements and all other agreements, instruments and documents executed in connection with the Restated Credit Agreement (as amended by the Amendment to Credit Agreement) that are intended to create, evidence or perfect Liens to secure the "Obligations" as defined thereunder.

     Qualified Asset Sales means (i) the Chinese Facility Sale and (ii) the sale, transfer or disposition by the Guarantor or any Subsidiary of all or a portion of the Manchester Facility (in each case excluding sales, transfers or dispositions from the Guarantor or any Subsidiary to the Guarantor, any Subsidiary or any Affiliate thereof).

     Qualified Unsecured Indebtedness of the Guarantor or any Subsidiary means unsecured Indebtedness of such Person in an aggregate outstanding principal amount not in excess of $25,000,000 and on terms and conditions satisfactory to the Administrative Agent (it being understood and agreed that the limitations applicable to Subordinated Indebtedness pursuant to Section 7.10 shall also be applicable, mutatis mutandis, to Qualified Unsecured Indebtedness).

     Secured Obligations means the Obligations and the Indebtedness and other obligations of the Guarantor under the U.S. Facility, and includes without limitation the "Obligations" as defined in the U.S. Facility Agreement.

     Security Agreement means that certain Security Agreement (including any and all supplements thereto), dated as of December 12, 2008, between the Loan Parties and the Collateral Agent, for the benefit of the Collateral Agent and the other Holders of Secured Obligations, as the same may be amended, restated or otherwise modified from time to time.

     UCC means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

          (b) Section 1.1 of the Guarantee Agreement is amended to delete the defined terms "Financials" and "Permitted Acquisition" appearing therein.

          (c) The definition of "Finance Documents" in Section 1.1 of the Guarantee Agreement is amended to delete the reference "Pledge Agreements" and to replace such reference with the reference "Collateral Documents and PRC Collateral Documents".

          (d) The definition of "Pledge Agreements" appearing in Section 1.1 of the Guarantee Agreement is amended to delete the reference "6.10 (Pledge Agreements)" therein and to replace such reference with the reference "6.9 (Pledges; Additional Collateral; Further Assurances)".

          (e) Section 5.9 of the Guarantee Agreement is amended to add the following at the end thereof: "and Liens under the Collateral Documents and the PRC Collateral Documents."

          (f) Section 5.18 of the Guarantee Agreement is amended to delete the reference "the date hereof" appearing therein and to replace such reference with the reference "December 12, 2008, except for representations and warranties which refer expressly to a prior date, which representations and warranties were true and correct as of each such prior date".

          (g) Article V of the Guarantee Agreement is amended to add the following as a new Section 5.19 thereof and re-designating Section 5.19 thereof as Section 5.20:

     SECTION 5.19 Security Interest in Collateral

     The provisions of the Collateral Documents create legal and valid Liens on all the Collateral covered thereby in favor of the Collateral Agent, for the benefit of the Holders of Secured Obligations, and (i) when all appropriate filings, recordings, registrations, stampings or notifications are made and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control, such Liens shall constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral.

(h) Section 6.3 of the Guarantee Agreement is amended by adding the following at the end thereof:

For the avoidance of doubt, the Guarantor shall not initiate, or permit any other Person to initiate, any liquidation, dissolution, winding-up or other termination of existence of the Company.

(i) Section 6.5 of the Guarantee Agreement is amended and restated in its entirety to read as follows:

     SECTION 6.5 Maintenance of Properties; Insurance

     (a) The Guarantor will, and will cause each of its Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain with financially sound and reputable carriers (1) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (2) all insurance required pursuant to the Collateral Documents. The Guarantor will furnish to the Lenders, upon request of the Collateral Agent, information in reasonable detail as to the insurance so maintained.

     (b) The Guarantor shall deliver to the Collateral Agent endorsements (x) to all “All Risk” physical damage insurance policies on the Loan Parties’ tangible personal property and assets located in the United States of America and business interruption insurance policies naming the Collateral Agent as lender loss payee, and (y) to all general liability and other liability policies naming the Collateral Agent an additional insured. Each policy for liability insurance shall provide for all losses to be paid on behalf of the Collateral Agent and the Guarantor or its Subsidiaries as their interests may appear. In the event the Guarantor or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Collateral Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Collateral Agent deems advisable. All sums so disbursed by the Collateral Agent shall constitute part of the Obligations, payable as provided in this Agreement. The Guarantor will furnish to the Collateral Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

     (c) So long as no Event of Default shall have occurred and be continuing, all insurance payments received by the Collateral Agent in connection with any loss, damage or destruction of any property of the Guarantor or any of its Subsidiaries will be released by the Collateral Agent to the applicable Guarantor or such Subsidiary for the repair, replacement or restoration thereof, subject to the prepayment requirements under Section 2.11(c) of the U.S. Facility Agreement and subject to such other terms and conditions with respect to the release thereof as the Collateral Agent may reasonably require.

          (j) Section 6.6 of the Guarantee Agreement is amended to (1) add the phrase “including environmental assessment reports and Phase I or Phase II studies,” immediately after the phrase “relevant books and records,” appearing in the second sentence thereof and (2) add the sentence “The Guarantor acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Guarantor and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.” to the end thereof.

          (k) Section 6.9 of the Guarantee Agreement is amended and restated in its entirety to read as follows:

     SECTION 6.9 Pledges; Additional Collateral; Further Assurances

     (a) The Guarantor will cause, and will cause each other Subsidiary qualifying as a Loan Party to cause, within the time periods set forth below with respect to real property, all of its owned property (whether real, personal, tangible, intangible, or mixed) to be subject at all times to first priority and perfected (subject in each case to the qualifications specified in Section 5.19 with respect to priority and perfection) Liens in favor of the Collateral Agent for the benefit of the Holders of Secured Obligations to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 7.2. Without limiting the generality of the foregoing, the Guarantor (i) will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of each Pledge Subsidiary directly owned by the Guarantor or any other Subsidiary qualifying as a Loan Party to be subject at all times to a first priority and perfected (subject in each case to the qualifications specified in Section 5.19 with respect to priority and perfection) Lien in favor of the Collateral Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents; provided that no such pledge of the Equity Interests of a Foreign Subsidiary shall be required hereunder to the extent such pledge is prohibited by applicable law or the Collateral Agent and its counsel reasonably determine that, in light of the cost and expense associated therewith, such pledge would be unduly burdensome or not provide material Pledged Equity for the benefit of the Holders of Secured Obligations pursuant to legally binding, valid and enforceable Pledge Agreements, and (ii) will, and will cause each other Subsidiary qualifying as a Loan Party to, deliver Mortgages and Mortgage Instruments with respect to real property owned by the Guarantor or such Subsidiary to the extent, and within such time period as is, reasonably required by the Collateral Agent. Notwithstanding the foregoing, the Guarantor agrees to use its best efforts to deliver such Mortgages and Mortgage Instruments as soon as practicable after December 12, 2008 but in no event later than February 5, 2009 or such later date as the Collateral Agent may agree in the exercise of its reasonable discretion with respect thereto.

     (b) Without limiting the foregoing, the Guarantor will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01 of the U.S. Facility Agreement, as applicable), which may be required by law or which the Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Finance Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Guarantor.

     (c) If any real property or improvements thereto or any interests therein are acquired by a Loan Party after December 12, 2008 (other than assets already constituting Collateral under the Security Agreement or any Mortgage), the Guarantor will notify the Collateral Agent thereof, and, if requested by the Collateral Agent, the Guarantor will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (b) of this Section, all at the expense of the Guarantor.

          (l) Article VI of the Guarantee Agreement is amended to add the following as a new Section 6.11 and a new Section 6.12 thereof:

     SECTION 6.11 Registration of the Guarantee

     The Guarantor must cause the Company to, within 15 days upon the performance of the Guarantee by the Guarantor, effect the foreign debt registration with SAFE in respect of the Guarantee and promptly thereafter deliver to the Administrative Agent a certified copy of the foreign debt registration certificate issued by SAFE.

     SECTION 6.12 Depository Banks

     The Guarantor and each Subsidiary will, by no later than January 12, 2009, maintain one or more of the Lenders (or their subsidiaries or affiliates) as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business. In the event that any Lender (or their subsidiary or affiliate) ceases to be a Lender under the Restated Credit Agreement, the Guarantor and its applicable Subsidiaries shall have 30 days, or such longer period as may be agreed by the Collateral Agent in its reasonable discretion, to move its accounts to one or more of the other Lenders (or their subsidiaries or affiliates).

          (m) Section 7.1(f) of the Guarantee Agreement is amended to delete the amount “$35,000,000” appearing therein and to replace such amount with the amount “$5,000,000”.

          (n) Section 7.1(g) of the Guarantee Agreement is amended and restated in its entirety to read as follows:

     (g) Subordinated Indebtedness and Qualified Unsecured Indebtedness, in each case so long as, after giving effect to the incurrence thereof, no Default shall have occurred and be continuing and the Borrowers shall be in compliance, on a pro forma basis after giving effect to such incurrence, with the covenants contained in Section 7.11 recomputed as if such incurrence had occurred on the first day of the period for testing such compliance;

          (o) Section 7.1(j) of the Guarantee Agreement is amended to delete the word “and” appearing at the end thereof.

          (p) Section 7.1(k) of the Guarantee Agreement is amended and restated in its entirety to read as follows:

(j) unsecured Indebtedness in an aggregate principal amount not exceeding $1,000,000 at any time outstanding; and

          (q) Section 7.1 of the Guarantee Agreement is amended to add the following as a new clause (l) thereof:

     (l) in addition to Indebtedness permitted pursuant to Section 7.1(c), Indebtedness existing on December 12, 2008 and set forth in Schedule 7.1(l) and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof.

          (r) Section 7.2(a) of the Guarantee Agreement is amended to delete the phrase “the Pledge Agreements” appearing therein and to replace such phrase with the phrase “any Collateral Document or PRC Collateral Document”.

          (s) Section 7.3(a)(iii) of the Guarantee Agreement is amended to add the phrase “or otherwise dissolve into,” immediately before the phrase “a Loan Party” appearing therein.

          (t) Each of clause (D) and clause (E) of Section 7.3(a)(iv) of the Guarantee Agreement is amended and restated in its entirety to read as follows:

     (D) enter into Qualified Asset Sales so long as the Net Proceeds resulting thereof are applied in accordance with Section 2.11(c) of the U.S. Facility Agreement and

     (E) make any other sales, transfers, leases or dispositions of assets with an aggregate book value that, together with the aggregate book value of all other assets of the Guarantor and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (E) during any fiscal year of the Guarantor, does not exceed 1% of Consolidated Total Assets (as reflected in the most recent consolidated balance sheet of the Guarantor delivered to the Lenders) or as otherwise approved in writing by the Administrative Agent and

          (u) Clause (vi) of Section 7.3(a) of the Guarantee Agreement is amended to (1) become clause (v) of Section 7.3(a) of the Guarantee Agreement and (2) insert the phrase “or a Material Subsidiary” immediately after the reference to “Foreign Subsidiary Borrower” appearing therein.

          (v) Section 7.4(d) of the Guarantee Agreement is amended and restated in its entirety to read as follows:

     (d) investments, loans or advances made by the Guarantor in or to any Subsidiary and made by any Subsidiary to the Guarantor or any other Subsidiary (provided that not more than $1,000,000 in investments, loans or advances or capital contributions may be made and remain outstanding, during the term of this Agreement, by any Loan Party to a Subsidiary which is not a Loan Party but provided further that investments, loans, advances or capital contributions made to (i) effect the servicing of the obligations under the Restated Credit Agreement or the Chinese Bridge Facility and (ii) fund the operating expenses of the Company in the ordinary course of business consistent with past practice, in each case shall not be subject to the foregoing proviso);

          (w) Each of Section 7.4(h) and Section 7.4(j) of the Guarantee Agreement is amended and restated in its entirety to read as follows:

(h) [intentionally omitted]; (j) [intentionally omitted];

          (x) Section 7.4(k) of the Guarantee Agreement is amended to (1) delete the amount “$10,000,000” appearing therein and to replace such amount with the amount “1,000,000” and (2) change the period appearing at the end thereof to “; and”.

          (y) Section 7.4 of the Guarantee Agreement is amended to add the following as a new clause (l) thereof:

     (l) in addition to investments permitted pursuant to Section 7.4(i), investments, loans or advances existing on December 12, 2008 and set forth in Schedule 7.4(l) and extensions, renewals and replacements of any such investments, loans or advances with investments, loans or advances of a similar type that do not increase the outstanding amount thereof.

          (z) Section 7.6(a) of the Guarantee Agreement is amended to (1) insert a comma immediately after the word “Subsidiaries” appearing in clause (iii) thereof and (2) amend and restate clause (iv) thereof in its entirety to read as follows:

(iv) PSMC may make dividends to its shareholders.

          (aa) Clause (iii) of Section 7.6(b) of the Guarantee Agreement is amended and restated in its entirety to read as follows:

(iii) [intentionally omitted];

          (bb) Section 7.11 of the Guarantee Agreement is amended and restated in its entirety to read as follows:

     SECTION7.11 Financial Covenants

     (a) Maximum Senior Leverage Ratio. The Guarantor will not permit the ratio (the Senior Leverage Ratio), determined as of the end of each of its fiscal quarters set forth below, of (i) Consolidated Senior Indebtedness to (ii) Consolidated EBITDA for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Guarantor and its Subsidiaries on a consolidated basis, to be greater than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter Ending On or About	Maximum Senior Leverage Ratio
October 31, 2008	2.25 to 1.00
January 31, 2009	2.25 to 1.00
April 30, 2009	2.15 to 1.00
July 31, 2009	2.00 to 1.00
October 31, 2009	1.75 to 1.00
January 31, 2010 and each Fiscal Quarter	1.25 to 1.00
ending thereafter

     (b) Total Leverage Ratio. The Guarantor will not permit the ratio (the Total Leverage Ratio), determined as of the end of each of its fiscal quarters set forth below, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Guarantor and its Subsidiaries on a consolidated basis, to be greater than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter Ending On or About	Maximum Total Leverage Ratio
October 31, 2008	2.50 to 1.00
January 31, 2009	2.50 to 1.00
April 30, 2009	2.40 to 1.00
July 31, 2009	2.25 to 1.00
October 31, 2009	2.00 to 1.00
January 31, 2010 and each Fiscal Quarter	1.50 to 1.00
ending thereafter

     (c) Minimum Unrestricted Cash Balances. The Guarantor will not permit the aggregate amount of unrestricted cash balances and Permitted Investments maintained by the Guarantor and its Subsidiaries to be less than $50,000,000. For the avoidance of doubt, any cash deposited with the Collateral Agent pursuant to the terms of the Collateral Documents shall be deemed to be unrestricted cash.

     (d) Minimum Fixed Charge Coverage Ratio. The Guarantor will not permit the ratio (the Fixed Charge Coverage Ratio), determined as of the end of each of its fiscal quarters set forth below, of (i) Consolidated EBITDA minus Capital Expenditures to (ii) Consolidated Fixed Charges, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Guarantor and its Subsidiaries on a consolidated basis, to be less than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter Ending On or About	Minimum Fixed Charge Coverage Ratio
January 31, 2009	1.25 to 1.00
April 30, 2009 and each Fiscal Quarter	1.50 to 1.00
ending thereafter

     (e) Minimum EBITDA. The Guarantor will not permit Consolidated EBITDA for the fiscal quarters ending on or about the dates set forth below to be less than the corresponding amount set forth opposite such fiscal quarter:

Fiscal Quarter Ending On or About	Minimum Consolidated EBITDA
October 31, 2008	$25,000,000
January 31, 2009	$16,000,000
April 30, 2009	$25,000,000
July 31, 2009 and each	$30,000,000
Fiscal Quarter ending thereafter

     (f) Maximum Capital Expenditures. The Guarantor will not, nor will it permit any Subsidiary to, make Capital Expenditures in (i) an amount (in the aggregate for the Guarantor and its Subsidiaries) in excess of $12,500,000 during the Guarantor’s fiscal quarter ending on or about October 31, 2008 and (ii) an amount (in the aggregate for the Guarantor and its Subsidiaries) during the period of 4 consecutive fiscal quarters ending as of the end of each of its fiscal quarters (other than the fiscal quarter ending on or about October 31, 2008) in excess of the Relevant Amount. "Relevant Amount" means $65,000,000 as of the end of the Guarantor's fiscal quarter ending on or about January 31, 2009 and $57,500,000 as of the end of each of the Guarantor's fiscal quarters ending thereafter.

          (cc) A new Schedule 7.1(l) is hereby added to the Guarantee Agreement as set forth on Annex A hereto.

          (dd) A new Schedule 7.4(l) is hereby added to the Guarantee Agreement as set forth on Annex B hereto.

          2. Conditions of Effectiveness. The effectiveness of this Confirmation and Amendment is subject to the conditions precedent that (a) the Administrative Agent shall have received counterparts of this Confirmation and Amendment duly executed by the Guarantor and the Administrative Agent (for and on behalf of itself and the Majority Lenders under the Restated Credit Agreement), (b) the Guarantor shall have paid to the Administrative Agent, for the account of each Lender that consents to the amendments herein by such time as is requested by the Administrative Agent, an amendment fee equal to 0.50% of such Lender’s share in the outstanding Loans and undrawn Commitments under the Restated Credit Agreement, (c) the Guarantor shall have paid all of the fees of the Administrative Agent and its affiliates (including, to the extent invoiced, reasonable attorneys’ fees and expenses of the Administrative Agent) in connection with this Confirmation and Amendment and the other Finance Documents and (d) the Guarantor and its Subsidiaries shall have delivered to the Administrative Agent and the Collateral Agent all Collateral Documents and related instruments and documents requested by the Administrative Agent and the Collateral Agent in connection with the effectiveness of this Confirmation and Amendment.

          3. Consent to the Amendment to Credit Agreement and Confirmation of Guaranty.

          (a) The Guarantor consents to the execution, delivery and performance of the Amendment to Credit Agreement by the Borrower, to the terms and conditions of the Amendment to Credit Agreement, and to the transactions contemplated by the Amendment to Credit Agreement.

          (b) The Guarantor confirms, reaffirms and ratifies the Guarantee Agreement, as amended hereby, and acknowledges and agrees that the Guarantee Agreement, as amended hereby, is, and shall remain, the valid and enforceable obligation of the Guarantor and in full force and effect and shall apply to the obligations of the Borrower under the Restated Credit Agreement as amended by the Amendment to Credit Agreement.

          (c) The Guarantor confirms and agrees that it has no defenses, counterclaims or set-offs to its obligations under the Guarantee Agreement, as amended hereby, including, without limitation, in respect of the Restated Credit Agreement as amended by the Amendment to Credit Agreement, and hereby waives any such defense, counterclaim or set-off.

          4. Representations and Warranties of the Guarantor and Acknowledgements and Confirmations. The Guarantor hereby represents and warrants as follows:

          (a) This Confirmation and Amendment and the Guarantee Agreement, as amended hereby, constitute legal, valid and binding obligations of the Guarantor and are enforceable against the Guarantor in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          (b) As of the date hereof and giving effect to the terms of this Confirmation and Amendment, (i) no Default shall have occurred and be continuing and (ii) the representations and warranties of the Guarantor set forth in the Guarantee Agreement, as amended hereby, are true and correct as of the date hereof, except for representations and warranties which expressly refer to an earlier date, in which case such representations and warranties were true and correct as of each such earlier date.

          (c) The Guarantor further represents, warrants and confirms that no authorization, approval or consent of, and no filing or registration with, any governmental or regulatory authority or agency (including, without limitation, any registration of this Confirmation and Amendment with the State Administration of Foreign Exchange) is required on the part of the Guarantor for the Guarantor to make and give this Confirmation and Amendment and to perform its obligations under the Guarantee Agreement, as amended hereby, in respect of the transactions contemplated by Restated Credit Agreement, as amended by the Amendment to the Credit Agreement.

          (d) The Guarantor hereby acknowledges and confirms that (i) it does not have any grounds, and hereby agrees not to challenge (or to allege or to pursue any matter, cause or claim arising under or with respect to) the effectiveness, genuineness, validity, collectibility or enforceability of the Restated Credit Agreement (as amended by the Amendment to Credit Agreement) or any of the other Finance Documents, the Secured Obligations, the Liens securing such Secured Obligations, or any of the terms or conditions of any Finance Document and (ii) it does not possess (and hereby forever waives, remises, releases, discharges and holds harmless the Lenders, the Agents and their respective affiliates, stockholders, directors, officers, employees, attorneys, agents and representatives and each of their respective heirs, executors, administrators, successors and assigns (collectively, the “Indemnified Parties”) from and against, and agrees not to allege or pursue) any action, cause of action, suit, debt, claim, counterclaim, cross-claim, demand, defense, offset, opposition, demand and other right of action whatsoever, whether in law, equity or otherwise (which it, all those claiming by, through or under it, or its successors or assigns, have or may have) against the Indemnified Parties, or any of them, by reason of, any matter, cause or thing whatsoever, with respect to events or omissions occurring or arising on or prior to the date hereof and relating to the Restated Credit Agreement (as amended by the Amendment to Credit Agreement) or any of the other Finance Documents (including, without limitation, with respect to the payment, performance, validity or enforceability of the Secured Obligations, the Liens securing the Secured Obligations or any or all of the terms or conditions of any Finance Document) or any transaction relating thereto.

          5. Reference to and Effect on the Guarantee Agreement.

          (a) Upon the effectiveness hereof, each reference to the Guarantee Agreement in the Guarantee Agreement or any other Finance Document shall mean and be a reference to the Guarantee Agreement as amended hereby.

          (b) Except as specifically amended above, the Guarantee Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

          (c) The execution, delivery and effectiveness of this Confirmation and Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Guarantee Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

          6. Governing Law. This Confirmation and Amendment shall be construed in accordance with and governed by the law of the State of New York.

          7. Headings. Section headings in this Confirmation and Amendment are included herein for convenience of reference only and shall not constitute a part of this Confirmation and Amendment for any other purpose.

          8. Counterparts. This Confirmation and Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.

[Signature Pages Follow]

     IN WITNESS WHEREOF, this Confirmation and Amendment has been duly executed as of the day and year first above written.

PHOTRONICS, INC.,
as the Guarantor

By:
Name:
Title:

Signature Page to Confirmation of Guaranty and Amendment No. 3
Photronics, Inc.
Amended and Restated Guarantee Agreement
dated as of August 23, 2007

JPMORGAN CHASE BANK (CHINA) COMPANY
LIMITED, SHANGHAI BRANCH, as Administrative
Agent (for and on behalf of itself and the Majority
Lenders under the Restated Credit Agreement)

By:
Name:
Title:

Signature Page to Confirmation of Guaranty and Amendment No. 3
Photronics, Inc.
Amended and Restated Guarantee Agreement
dated as of August 23, 2007